Exhibit 10.1

Execution Version

PROMISSORY NOTE

$400,000,000.00	New York, New York May 21, 2018

FOR VALUE RECEIVED, HENRY SCHEIN, INC. (the “Borrower”) HEREBY PROMISES TO PAY to the order of JPMORGAN CHASE BANK, N.A. (the “Bank”), at its offices located at 270 Park Avenue, New York, New York 10017, or at such other place as the Bank or any holder hereof may from time to time designate, the lesser of (i) the principal sum of FOUR HUNDRED MILLION DOLLARS ($400,000,000.00) (the “Loan Amount”) and (ii) the aggregate unpaid principal amount of the Loan (as hereinafter defined) evidenced hereby, in lawful money of the United States, on the Maturity Date (as hereinafter defined) (or such earlier date as shall be specified by the Bank in accordance with the terms of this Note), together with interest on the unpaid principal balance of the Loan at a rate equal to the Applicable Interest Rate (as hereinafter defined). Capitalized terms used but not defined herein shall have the meaning given to them in the Credit Agreement (as hereinafter defined).

Loans by the Bank

The Bank will, subject to the terms and conditions of this Note (including the conditions precedent set forth below), make a single loan to the Borrower in an amount equal to the Loan Amount (the “Loan”) on the date hereof for the purpose of, among other things, financing the Minority Shareholder Buyout (as hereinafter defined). This Note evidences the Borrower’s obligations to repay that Loan. The aggregate outstanding principal amount of the Loan evidenced by this Note is the amount so reflected from time to time in the records of the Bank or a schedule attached hereto.

The commitment of the Bank to make the Loan is subject to the satisfaction of the following conditions precedent:

(a) on or prior to the date hereof, the Bank’s receipt of the following, dated the date hereof and each in form and substance reasonably satisfactory to the Bank and its legal counsel: (i) this Note signed by a Responsible Officer, (ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Bank may require to evidence the identities, authority and capacity of each Responsible Officer authorized to act as a Responsible Officer in connection with this Note and the Related Documents (as hereinafter defined); (iii) such documents and certificates as the Bank may reasonably require to evidence that the Borrower is duly organized or formed, validly existing and in good standing, including certified copies of the organization documents and certificates of good standing with respect to the Borrower, (iv) a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in clauses (c) and (d) of this section have been satisfied as of the date hereof; (v) an opinion of counsel to the Borrower in form and substance reasonably satisfactory to the Bank; (vi) an executed version of the Put Rights Agreement (as hereinafter defined), (vii) an executed “Borrower Admin Questionnaire” and “Loan Administration Agreement”, each executed by a Responsible Officer of the Borrower and (viii) such other assurances, certificates, documents, consents or opinions as the Bank may reasonably require;

(b) on or prior to the date hereof, the Borrower shall have paid all reasonable and documented fees and disbursements of any law firm or other external counsel of the Bank (including, without limitation, Simpson Thacher & Bartlett LLP) to the extent invoiced prior to the date hereof;

(c) each of the representations and warranties made by the Borrower herein shall be true and correct in all material respects on and as of the date hereof; and

(d) no Event of Default (as hereinafter defined) shall have occurred and be continuing on the date hereof or after giving effect to the Loan.

Any LIBOR Loan (as hereinafter defined) shall be in a minimum principal amount of $500,000 and in increments of $100,000. Any ABR Loan (as hereinafter defined) shall be in a minimum principal amount of $100,000. The request for the Loan shall be made by a Responsible Officer of the Borrower or other person designated in writing by a Responsible Officer of the Borrower, all of whom are hereby designated and authorized by the Borrower to request the Loan and agree to the terms thereof (including without limitation the Applicable Interest Rate and Interest Period (as hereinafter defined) with respect thereto). The Borrower shall give the Bank notice not later than 11:00 a.m. (Eastern time) (i) in the case of a LIBOR Loan, at least three (3) Business Days prior to the date (which shall be a Business Day) of the proposed borrowing of (or continuation of any existing LIBOR Loan or conversion of any ABR Loan to) such LIBOR Loan, specifying the Interest Period applicable thereto, and (ii) in the case of a ABR Loan, by noon (Eastern time) on the date (which shall be a Business Day) of the proposed borrowing of (or conversion of any LIBOR Loan to) such ABR Loan, specifying the Interest Period applicable thereto. If no election as to the type of Loan or Interest Period is specified, the requested Loan shall be deemed to bear interest at the applicable ABR plus the Applicable Margin and shall have an Interest Period of one month. If no election as to the Interest Period is specified in the case of a LIBOR Loan, the LIBOR Loan shall be deemed to have an Interest Period of one month.

Except as otherwise provided in the Prepayments section herein, the principal amount of the Loan shall be repaid on the earliest to occur of (i) the Maturity Date and (ii) the date upon which the entire unpaid balance hereof shall otherwise become due and payable. Amounts borrowed pursuant to this Note and repaid or prepaid may not be reborrowed.

Interest

The Loan shall bear interest at a rate per annum equal to the Applicable Interest Rate. The “Applicable Interest Rate” for the Loan shall be, at the Borrower’s option and in accordance herewith, (a) the ABR plus the Applicable Margin for “ABR Loans” under the Credit Agreement plus the applicable Commitment Fee under the Credit Agreement (the “ABR Loan”) or (b) the Adjusted LIBO Rate plus the Applicable Margin for “LIBOR Loans” under the Credit Agreement plus the applicable Commitment Fee under the Credit Agreement (the “LIBOR Loan”). Interest on the Loan shall be payable (x) (i) for any ABR Loan, on the last day of each

March, June, September and December or (ii) for any LIBOR Loan, in arrears on the last day of the applicable Interest Period for such Loan and, if such Interest Period is in excess of three (3) months, on the last day of each three (3) month interval after the date such Loan is made, (y) at maturity (whether at stated maturity, by acceleration or otherwise) and (z) thereafter, on demand. Any (i) principal not paid when due shall bear interest at a rate two percent (2%) per annum above the rate that would otherwise be applicable thereto and (ii) interest, fees or other amounts not paid when due shall bear interest at a rate two percent (2%) per annum above the ABR plus the Applicable Margin, but, in each case, in no event higher than the maximum permitted under applicable law. All interest hereunder shall be computed for actual number of days elapsed on the basis of a 360-day year.

The Bank is authorized to enter on the Bank’s books and records, which may be electronic in nature and, at the Bank’s sole and absolute discretion, at any time and from time to time (including, without limitation, prior to any transfer of the Note), on a schedule to be attached to this Note by the Bank: (i) the amount of the Loan, (ii) the date on which the Loan is made, (iii) the date on which the Loan shall be due and payable to the Bank; provided that the Loan shall be due and payable no later than the Maturity Date, (iv) the Applicable Interest Rate to be paid to the Bank on the Loan, (v) the amount of each payment made hereunder, and (vi) the outstanding principal balance of the Loan from time to time. Any such entries shall be conclusive and binding in the absence of manifest error. The failure by the Bank to make any or all such entries shall not relieve the Borrower from its obligation to pay any and all amounts due hereunder.

Prepayment

The Borrower shall have the right to prepay the Loan in whole or in part at any time upon written notice to the Bank prior to 1:00 p.m., New York City time, on the date of such prepayment without any premium or penalty except as expressly provided herein.

Upon the occurrence of any Prepayment Event (as hereinafter defined) prior to the Maturity Date, an amount equal to the lesser of (a) the principal amount of the Loan, along with any interest accrued and unpaid on the Loan, outstanding on such date and (b) 100% of the amount of the Dividend Payment (as hereinafter defined) shall be applied by the Borrower on the date of such Prepayment Event to prepay the Loan if it is outstanding on such date.

Any prepayment of any LIBOR Loan prior to the last day of the applicable Interest Period shall be accompanied by the payment on demand of the indemnity amount required under the Indemnity section below. Any prepayment shall also be accompanied by the payment of interest accrued and unpaid on the principal amount to the date of prepayment.

Taxes

Any and all payments made by the Borrower hereunder shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges, excluding any taxes imposed on the overall net income of the Bank, franchise taxes imposed on the Bank (in lieu of net income taxes) and any branch profits taxes imposed on the Bank by the jurisdiction or by any political subdivision or taxing authority as a result of the Bank being organized or having its principal office in such jurisdiction, any U.S. federal withholding taxes imposed under FATCA (as defined in the Credit Agreement), and any taxes imposed as a result of a failure by the Bank to provide either (x) an IRS Form W-9 certifying that it is exempt from U.S. backup withholding or (y) an applicable IRS Form W-8 that (together with, if applicable, a certificate claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code) establishes a complete exemption from U.S. federal withholding tax in respect of payments of interest under this Note (all such non-excluded taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this section) the Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

In addition, the Borrower agrees to pay any present or future stamp or documentary taxes, or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Note or the Related Documents.

Indemnity

The Borrower shall indemnify the Bank against any loss or expense sustained or incurred in respect of the Loan, in connection with obtaining, liquidating or employing deposits from third parties as a consequence of the conversion of any Loan from one interest rate to another or the payment or prepayment of any principal of any LIBOR Loan by the Borrower (in either case, whether pursuant to a default, change in legality or otherwise) on any day other than the last day of the applicable Interest Period therefor, or the failure by the Borrower to borrow, prepay, convert or continue any LIBOR Loan or part thereof on the date specified therefor in any notice given by the Borrower. In the case of a LIBOR Loan, such loss, cost or expense shall be deemed to include an amount determined by the Bank to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, (a) in the case of a payment or prepayment thereof on any day other than the last day of the applicable Interest Period therefor, for the period from the date of such payment or prepayment to the last day of such Interest Period or (b) in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan, over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which the Bank would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. The Bank shall provide to the Borrower a statement, supported where applicable by documentary evidence, setting forth the amount of any such loss or expense, which statement shall be conclusive and binding absent manifest error.

Representations and Warranties

The Borrower represents and warrants upon the execution and delivery of this Note and upon the loan request hereunder, that: (a) it is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing, in each case, except as could not reasonably be expected to have a Material Adverse Effect (as hereinafter defined); (b) it has the power to execute and deliver this Note and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance; (c) such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its organizational documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any material contractual restriction binding on or materially affecting it or any of its assets, in each case, except as could not reasonably be expected to have a Material Adverse Effect; (d) to the best of Borrower’s knowledge, all governmental and other consents that are required to have been obtained by it with respect to this Note have been obtained and are in full force and effect and all conditions of any such consents have been complied with; (e) its obligations under this Note constitute its legal, valid and binding obligations, enforceable in accordance with its terms except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors’ rights generally, (f) the purpose of the Loan is to finance the Minority Shareholder Buyout and related transactions and to finance the working capital and general corporate needs of the Borrower and its Subsidiaries and Affiliates, and (g) the representations and warranties of the Borrower and its subsidiaries contained in Section 5 (“Representations and Warranties”) (other than Sections 5.3, 5.4, 5.5 and 5.9) of the Credit Agreement are incorporated herein by reference and apply mutatis mutandis, and are true and correct in all material respects with the same effect as if made on and as of such date (or if stated to have been made solely as of an earlier date, were true and correct as of such earlier date), except that with respect to the representations and warranties contained in Section 5.6 of the Credit Agreement, such representations and warranties shall be qualified by the disclosures in the Borrower’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018, filed on May 8, 2018; provided that, as used in such section of the Credit Agreement or in the definition of any defined term used in such section, (i) references to “the Administrative Agent”, “any Lender”, “the Lenders”, “each Lender” and “each of the Lenders” shall mean the Bank, “this Agreement” shall mean this Note, Loan Documents” shall mean each of this Note and the Related Documents, “Letters of Credit” shall mean the Loan, and “Material Adverse Effect” shall mean Material Adverse Effect as defined in this Note, and (ii) references to “Default” or “Event of Default” shall refer to a Default or Event of Default under this Note.

Covenants

(a) The Borrower shall use the proceeds of the Loan to finance the Minority Shareholder Buyout and transactions related thereto, and up to $35,000,000 of the proceeds of the Loan for general corporate purposes. No part of the proceeds of the Loan will be used, whether directly or indirectly, for any purpose that entails violation of any of the Regulations of the Federal Reserve Board, including Regulations, T, U and X.

(b) The Borrower shall cause any Subsidiary that enters into a Guarantee pursuant to Section 7.12 of the Credit Agreement to enter into a guarantee, which shall be in a form substantially similar to Exhibit I to the Credit Agreement (or such other agreement in form and substance reasonably acceptable to the Bank), with respect to the obligations of the Borrower under this Note.

(c) Section 7 (Affirmative Covenants) (other than Sections 7.10 and 7.12) and Section 8 (Negative Covenants) of the Credit Agreement are incorporated herein by reference and apply mutatis mutandis, and unless compliance is waived in writing by the Bank, until payment in full of the Loan, the Borrower agrees that it shall, and it shall cause each of its subsidiaries, to comply with the terms and provisions thereof; provided that, as used in such sections of the Credit Agreement or in the definition of any defined term used in such sections (and without limiting the foregoing), (i) references to “the Administrative Agent”, “any Lender”, “the Lenders”, “each Lender” and “each of the Lenders” shall mean the Bank, “this Agreement” shall mean this Note, “Loan Documents” shall mean each of this Note and the Related Documents, “Letters of Credit” shall mean the Loan, and “Material Adverse Effect” shall mean Material Adverse Effect as defined in this Note, and (ii) references to “Default” or “Event of Default” shall refer to a Default or Event of Default under this Note. Notwithstanding anything contained herein to the contrary, any financial statements, certificates, notices and other information timely delivered by the Borrower to the Bank (in its capacity as the administrative agent under the Credit Agreement) pursuant to the terms and provisions of the Credit Agreement shall also be deemed to have been delivered in satisfaction of the requirements under this clause (c).

Events of Default

If any of the following events (each, an “Event of Default” and, collectively, the “Events of Default”) shall occur: (i) any failure by the Borrower to pay any principal, interest, fees, or other obligations when due under this Note or any Related Document; (ii) any other violation or failure to comply with any provision of this Note or any Related Document and such violation or failure shall continue unremedied for a period of 30 days; (iii) there is an “Event of Default” under (and as defined in) the Credit Agreement; or (iv) any representation or warranty made by the Borrower in this Note or any other Related Document is false or misleading in any material respect when made; then and in any such event, in addition to all rights and remedies of the Bank under applicable law and otherwise, all such rights and remedies being cumulative, not exclusive and enforceable alternatively, successively and concurrently, the Bank may, at its option, declare any and all of the amounts owing under this Note to be due and payable, whereupon the maturity of the then unpaid balance hereof shall be accelerated and the same, together with all interest accrued hereon, shall forthwith become due and payable; provided that if an “Event of Default” specified in Section 9(f) or 9(g) of the Credit Agreement shall have occurred with respect to the Borrower, all amounts owing under this Note shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower. Further, acceptance of any payments shall not waive or affect any prior demand or acceleration of amounts due hereunder, and each such payment made shall be applied first to the payment of accrued interest, then to the aggregate unpaid principal or otherwise as determined by the Bank in its sole and absolute discretion.

Register and Participant Register

The Bank shall be required to maintain a Register and, if applicable, a Participant Register, in accordance with Section 11.6(b)(iv) and Section 11.6(c)(i) of the Credit Agreement with respect to the Loan.

Definitions

A.	Credit Agreement

“Credit Agreement” means that certain Credit Agreement, dated as of April 18, 2017, among Henry Schein, Inc., as borrower, the several lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and U.S. Bank National Association, as syndication agent (as amended, restated, modified or otherwise supplemented from time to time).

B.	Dividend Payment

“Dividend Payment” means each of the Special Dividend, the Additional Special Dividend and the Intercompany Debt Repayment, each as described in the Form 8-K reported by the Company on April 23, 2018.

C.	Interest Period

(i) With respect to any LIBOR Loan, “Interest Period” means the period commencing on the date such Loan is made and ending on the numerically corresponding day that is 1, 3 or 6 calendar months thereafter (as selected by the Borrower and agreed to by the Bank); and

(ii) With respect to any ABR Loan, “Interest Period” means the period agreed to by the parties hereto; provided that, in each case, (a) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a LIBOR Loan only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) the Interest Period for any LIBOR Loan that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (c) no Interest Period may extend beyond the Maturity Date.

D.	Material Adverse Effect

“Material Adverse Effect” means material adverse effect on (i) the business, assets, property or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, or (ii) the validity or enforceability of this Note or the rights or remedies of the Bank hereunder; provided that events, developments or circumstances (“Changes”) (including general economic or political conditions) generally affecting the Borrower’s industry which are not reasonably likely to have a material adverse effect on

(x) the business, assets, property or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, or (y) the validity or enforceability of this Note or the rights or remedies of the Bank hereunder, will not be deemed Changes for purposes of determining whether a Material Adverse Effect shall have occurred.

E.	Maturity Date

“Maturity Date” means the earliest of (i) the consummation of the spinoff of HS Spinco, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company, as described in the Form 8-K reported by the Company on April 23, 2018, (ii) March 31, 2019 and (iii) such earlier date upon which the amounts owing under this Note shall become due and payable in accordance with the terms hereof.

F.	Minority Shareholder Buyout

“Minority Shareholder Buyout” means the Borrower’s purchase of all of the Butler Animal Health Holding Company, LLC (“BAHHC”) equity interests owned by Darby Group Companies, Inc. (“Darby”) and certain other individuals pursuant to the Put Rights Agreement.

G.	Prepayment Event

“Prepayment Event” means receipt by the Borrower or any subsidiary of the Borrower of any Dividend Payment.

H.	Put Rights Agreement

“Put Rights Agreement” means that certain Put Rights Agreement, dated as of December 31, 2009, among the Borrower, Darby and BAHHC (as amended, restated, modified or otherwise supplemented as of April 20, 2018).

I.	Related Documents

“Related Documents” mean, collectively, this Note and any other agreements or instruments executed in connection herewith.

Miscellaneous

The provisions of Section 3.6 (“Inability to Determine Interest Rate”), Section 3.8 (“Illegality”), Section 3.9 (“Requirements of Law”), Section 11.4 (“Survival of Representations and Warranties”), Section 11.5 (“Payment of Expenses and Taxes”), Section 11.7(b) (“Adjustments; Set-off”), Section 11.8 (“Counterparts”), Section 11.9 (“Severability”), Section 11.11 (“Governing Law”), Section 11.12 (“Submission To Jurisdiction; Waivers”), Section 11.13 (“Acknowledgments”), Section 11.14 (“Confidentiality”), Section 11.17 (“Waivers of Jury Trial”), Section 11.18 (“No Fiduciary Duty”) and Section 11.19 (“Acknowledgment and Consent to Bail-In of EEA Financial Institutions”) of the Credit Agreement are incorporated herein by reference and apply mutatis mutandis; provided that, as used in such sections of the Credit

Agreement or in the definition of any defined term used in such section, (i) references to “the Administrative Agent”, “any Lender”, “the Lenders”, “each Lender” and “each of the Lenders” shall mean the Bank, “this Agreement” shall mean this Note, “Loan Documents” shall mean each of this Note and the Related Documents, “Letters of Credit” shall mean the Loan, and “Material Adverse Effect” shall mean Material Adverse Effect as defined in this Note, and (ii) references to “Default” or “Event of Default” shall refer to a Default or Event of Default under this Note.

The Borrower hereby waives diligence, demand, presentment, protest and notice of any kind, and consents to extensions of the time of payment, release, surrender or substitution of security, or forbearance or other indulgence, without notice.

This Note may not be changed, modified or terminated orally, but only by an agreement in writing signed by the Borrower and the Bank.

The Bank reserves the right to assign or sell participations in the Loan or this Note to any entity (including to any Federal Reserve Bank in accordance with applicable law); provided that, (i) unless an Event of Default has occurred and is continuing or such assignment is made to an Affiliate of a Lender, any assignment of any rights and obligations in respect of the Loan or this Note (other than an assignment to an Affiliate of the Bank or an Approved Fund) shall require the prior written consent of the Borrower (such consent not to be unreasonably withheld) and (ii) if the Borrower is required to withhold any tax as a result of any such assignment or participation (other than as a result of a change in law that occurs after the assignment or participation), any additional payments required to be made by the Borrower pursuant to clause (i) of the section called “Taxes” shall not exceed the amount the Bank would have been entitled to receive with respect to such assigned or sold, as applicable, rights and obligations.

The Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Bank to identify the Borrower in accordance with the Act.

HENRY SCHEIN, INC.

By:	/s/ Michael Amodio
Name: Michael Amodio
Title: Vice President and Treasurer

[Signature Page to Promissory Note]

Acknowledged by:

JPMORGAN CHASE BANK, N.A.

By:	/s/ Anthony Galea
Name: Anthony Galea
Title: Executive Director

[Signature Page to Promissory Note]